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                      IN THE UNITED STATES BANKRUPTCY COURT
                      FOR THE EASTERN DISTRICT OF TENNESSEE
                              CHATTANOOGA DIVISION



IN RE:                                  )
                                        )    CHAPTER 11
THE KRYSTAL COMPANY,                    )
                                        )    CASE NO. 95-15306
         DEBTOR.                        )
                                        )    JUDGE COOK
________________________________________)



               SECOND AMENDED AND RESTATED PLAN OF REORGANIZATION


          NOW COMES The Krystal Company, as debtor and debtor-in-possession, and proposes the following Second Amended and Restated Plan of Reorganization pursuant to Section 1121(a) of the Bankruptcy Code.



                                    ARTICLE 1


                                   DEFINITIONS


     1.1 DEFINED TERMS. As used herein, the following terms have the respective meanings specified below, unless the context otherwise requires:

          (1) "ADMINISTRATIVE EXPENSE CLAIM" means an expense or claim that is entitled to administrative status under Section 503(b) of the Bankruptcy Code and to treatment

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under Section 507(a)(1) of the Bankruptcy Code, and any fees and charges assessed against the Estate under Chapter 123 of Title 28 of the United States Code.

          (2) "ALLOWED AMOUNT" means, with regard to a Claim against the Debtor, the dollar amount of such Claim that is an Allowed Claim.

          (3) "ALLOWED CLAIM" or "ALLOWED INTEREST" means a Claim against the Debtor or an Interest in the Debtor proof of which has been filed with the Bankruptcy Court prior to the Bar Date or, if no proof of claim or proof of interest was filed prior to the Bar Date, which Claim or Interest has been or hereafter is listed by the Debtor in the Schedules as liquidated in amount, not disputed and not contingent and, in all cases, as to which no objection to the allowance thereof, or motion for the estimation thereof, has been interposed within the applicable period of limitation fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court, or as to which an objection or motion for estimation has been interposed, following which either (a) such Claim or Interest has been allowed in whole or in part by a Final Order, or
(b) such Claim, Interest, objection, or motion otherwise has been withdrawn or settled pursuant to a filed stipulation or Final Order.

          (4) "AMENDED AND RESTATED PROVIDENT DOCUMENTS" means the restructured note and security documents to be distributed to Provident on account of its Class 3 Claims on the terms and conditions described in
Schedule 4.5 of this Plan.



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          (5)    "AMENDED AND RESTATED SCOTT DOCUMENTS" means the restructured note and security documents to be distributed to Scott on account of its Class 4 Claims on the terms and conditions described in Schedule 4.6 of this Plan.

          (6) "BANKRUPTCY CASE" means the bankruptcy case commenced on the Filing Date by the Debtor by the filing of a voluntary petition for relief under Chapter 11 of the Bankruptcy Code, which case was filed and is pending in the Bankruptcy Court as Case No. 95-15306.

          (7) "BANKRUPTCY CODE" means the Bankruptcy Reform Act of 1978, as amended, 11 U.S.C. Sections 101, ET. SEQ., as now in effect or hereafter amended.

          (8) "BANKRUPTCY COURT" means the United States Bankruptcy Court for the Eastern District of Tennessee, Chattanooga Division, or, in the event such court ceases to exercise jurisdiction over the Bankruptcy Case, such court or adjunct thereof that exercises jurisdiction over the Bankruptcy Case in lieu of the United States Bankruptcy Court for the Eastern District of Tennessee, Chattanooga Division.

          (9) "BANKRUPTCY RULES" means the Federal Rules of Bankruptcy Procedure, as promulgated and amended under 28 U.S.C. Section 2075, as now in effect or hereafter amended, together with the local rules adopted by the Bankruptcy Court, or similar rules as may be in effect from time to time in the Bankruptcy Court, to the extent applicable to the Bankruptcy Case.


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          (10)   "BAR DATE" means June 6, 1996, the date fixed by the Bankruptcy
Court as the deadline for filing of proofs of claim in the Bar Order.

          (11) "BAR ORDER" means that certain Order dated March 1, 1996, and entered by the Bankruptcy Court in the Bankruptcy Case on March 4, 1996, in which, among other things, the Bankruptcy Court established the Bar Date.

          (12) "BONDHOLDER CLAIMS" means the respective Allowed Claims of (a) Prudential arising from the Prudential Documents, and (b) Great-West and Jefferson-Pilot arising from the Great-West/Jefferson-Pilot Documents.

          (13) "BUSINESS DAY" means any day other than a Saturday, a Sunday, or another day on which commercial banks are authorized or required by law to close in Chattanooga, Tennessee.

          (14) "CASH" means cash, cash equivalents and other readily marketable securities or instruments.

          (15) "CAUSES OF ACTION" means such of the Debtor's property or such of the property of the Estate as constitutes actions, causes of action, suits, accounts, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to payment, and Claims and counterclaims, whether known or unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured, unsecured, and whether asserted or assertable directly or derivatively, at law, in equity, by agreement, or otherwise.


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          (16)   "CHAPTER 11" means Chapter 11 of the Bankruptcy Code.

          (17) "CLAIM" means a claim, whether or not asserted, known or unknown, as such term is defined as in 11 U.S.C. Section 101(5).

          (18)   "CLASS" means a class of Claims or Interests as specified in
Article 3 of the Plan.

          (19) "COMMITTEE" means the Official Committee of Unsecured Creditors appointed in the Bankruptcy Case.

          (20) "CONFIRMATION DATE" means the date on which the Confirmation Order is entered on the docket of the Bankruptcy Court.

          (21) "CONFIRMATION OF THE PLAN" or "CONFIRMATION" means entry by the Bankruptcy Court of an order confirming the Plan in accordance with Chapter 11.

          (22) "CONFIRMATION ORDER" means the order entered in the Bankruptcy Case confirming the Plan.

          (23) "CREDITOR" means a creditor as such term is defined in 11 U.S.C. Section 101(10).

          (24) "DEBTOR-IN-POSSESSION" means the Debtor, when exercising its rights, powers, and duties under Section 1107(a) of the Bankruptcy Code in the Bankruptcy Case.

          (25) "DEBTOR" means The Krystal Company, a corporation organized and existing under the laws of the State of Tennessee, as debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code.


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          (26)   "DEBTOR'S PROPERTY" means all property of any nature
whatsoever, real or personal, tangible or intangible, owned by the Debtor on the Filing Date or acquired thereafter.

          (27) "DESIGNATED NOTICE" means notice and an opportunity for a hearing as provided for in Section 102(1) of the Bankruptcy Code, with notice limited to the Debtor, counsel for the Debtor, the Committee, counsel for the Committee, and such other parties in interest, if any, who, subsequent to the Confirmation Date, file a request for such notice with the clerk of the Bankruptcy Court and serve a copy of that request on counsel for the Debtor and counsel for the Committee. On and prior to the Effective Date, Designated Notice means notice pursuant to Bankruptcy Rule 2002 or as otherwise ordered by the Bankruptcy Court.

          (28) "DISBURSEMENT ACCOUNT" means one or more accounts established by the Debtor under Section 7.2 hereunder for the purpose of making Distributions to the holders of Allowed Claims under this Plan.

          (29) "DISCLOSURE STATEMENT" means the written disclosure statement proposed by the Debtor pursuant to Section 1125 of the Bankruptcy Code and approved by an order of the Bankruptcy Court, as such Disclosure Statement may be amended, modified or supplemented (and all appendices, exhibits and schedules annexed thereto or referred to therein).

          (30) "DISPUTED CLAIM" or "DISPUTED INTEREST" means an alleged Claim or Interest, respectively, that is listed by the Debtor in its Schedules as disputed, contingent or unliquidated, or proof of which has been filed with the Bankruptcy Court prior to the Bar Date and as to which an objection to allowance or a motion to estimate has been or is interposed,


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which objection or motion has not been settled, withdrawn, or determined by
Final Order. For the purposes of Distributions under the Plan, a Claim shall also be considered a Disputed Claim if a proof of claim has been filed with the Bankruptcy Court prior to the Bar Date with respect to such Claim and, before an objection to such Claim has been or may be filed, (a) the amount or classification of the Claim specified in the proof of claim exceeds the amount or differs from the classification, as applicable, of any corresponding Claim listed by the Debtor in the Schedules, (b) the amount of the Claim specified in the proof of claim is for an unliquidated or contingent amount, in whole or in part, (c) any corresponding Claim listed by the Debtor in the Schedules has been listed as disputed, contingent or unliquidated, (d) no corresponding Claim has been listed by the Debtor in the Schedules or (e) such Claim is subject to a timely motion for estimation in accordance with the Bankruptcy Code and Bankruptcy Rules, which motion has not been settled, withdrawn, or determined by Final Order.

          (31) "DISTRIBUTION" means the distribution under the Plan to holders of Allowed Claims.

          (32) "DISTRIBUTION ACCOUNT" means the interest bearing escrow account established and maintained pursuant to Section 7.1 of the Plan.

          (33)   "DISTRIBUTION DATE" means the date which is the Effective Date.


          (34) "EFFECTIVE DATE" means the first Business Day following the tenth (10th) calendar day after the Confirmation Date.


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          (35)   "ESTATE" means the estate created in the Bankruptcy Case
pursuant to Section 541 of the Bankruptcy Code upon the commencement of the Bankruptcy Case.

          (36)   "FILING DATE" means December 15, 1995.

          (37) "FINAL ORDER" means an order or judgment of the Bankruptcy Court as entered on its docket that has not been reversed, stayed pursuant to Bankruptcy Rule 8005, modified or amended, and as to which the time to appeal, petition for certiorari, or seek reargument or rehearing has expired and as to which no notice of appeal, petition for certiorari, or motion for reargument or rehearing was timely filed, or as to which any right to appeal, petition for certiorari or seek reargument or rehearing has been waived in writing in a manner satisfactory to the Debtor, or, without waiving the right to require a party filing a notice of appeal or petition for certiorari to obtain a stay pending an appeal, if a notice of appeal, petition for certiorari, or motion for reargument or rehearing was timely filed, the order or judgment of the Bankruptcy Court has been affirmed by the highest court to which the order or judgment was appealed or from which the reargument or rehearing was sought, or certiorari has been denied, and the time to file any further appeal or to petition for certiorari or to seek further reargument or rehearing has expired.

          (38) "FLSA" means the Fair Labor Standards Act, as amended, 29 U.S.C. Sections 200, ET. SEQ., as now in effect or hereafter amended.

          (39) "FLSA CLAIM" means a Claim asserted against the Debtor by a current or former employee of the Debtor for an alleged violation of the FLSA.


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          (40)   "FLSA CLAIMANT" means a Person who holds an FLSA Claim.

          (41) "FLSA REPRESENTATIVE" means Harold L. North, Jr., in his capacity as Legal Representative for the FLSA Claimants, pursuant to the Agreed Order Granting the Motion of The Krystal Company for the Appointment of a Legal Representative for FLSA Claimants and Denying Without Prejudice the Motion to Appoint a Committee for FLSA Claimants entered by the Bankruptcy Court on January 22, 1996, in the Bankruptcy Case.

          (42)   "GREAT-WEST" means Great-West Life & Annuity Insurance Company.

          (43) "GREAT-WEST/JEFFERSON-PILOT DOCUMENTS" means that certain Note Agreement dated as of May 1, 1994, executed by and among the Debtor, Great-West and Jefferson-Pilot, the notes evidencing the loans under such Note Agreement, and any and all documents and instruments related thereto, all as amended or supplemented.

          (44) "INSURANCE COMPANIES" means Great-West, Jefferson-Pilot and Prudential.

          (45) "INSURANCE COMPANY" means Great-West, Jefferson-Pilot or Prudential.

          (46) "INTEREST" means any equity security of the Debtor, within the meaning of Section 101(16) of the Bankruptcy Code.

          (47)   "JEFFERSON-PILOT" means Jefferson-Pilot Life Insurance Company.

          (48) "LIEN" means any charge against, encumbrance on, or interest in property to secure payment of a debt or performance of an obligation.


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          (49)   "OUTSTANDING SECURITIES" means the shares of common stock of the Debtor that were issued and outstanding on the Filing Date.

          (50) "PERSON" means any individual, corporation, partnership, limited liability company, association, joint stock company, trust, unincorporated organization, joint venture, estate, government unit or any public subdivision thereof or any other entity.

          (51) "PLAN" means this Plan of Reorganization, as the same may be modified from time to time in accordance herewith or pursuant to applicable law.

          (52) "PRIORITY CLAIM" means a Claim that is entitled to priority under Section 507(a) of the Bankruptcy Code, other than an Administrative Expense Claim or a Tax Claim.

          (53) "PROFESSIONAL COMPENSATION" means any amounts due as compensation earned, and reimbursement for expenses incurred, by Professional Persons for the Debtor, the Committee or the FLSA Representative and any amounts which are allowable to members of the Committee pursuant to Section 503(b) of the Bankruptcy Code, all in connection with administration of the Bankruptcy Case.

          (54) "PROFESSIONAL PERSON" means attorneys, accountants, appraisers, auctioneers, or other professionals within the meaning of Section 327 of the Bankruptcy Code employed by the Debtor or the Committee with the Bankruptcy Court's approval. Professional Person also includes the FLSA Representative.

          (55)   "PROVIDENT" means Provident Life and Accident Insurance
Company.


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          (56)   "PROVIDENT DOCUMENTS" means the Indenture of Mortgage, Deed of
Trust and Security Agreement between the Debtor and Provident dated as of October 1, 1986, the Bond Purchase Agreement between the Debtor and Provident dated as of October 1, 1986, and the Bond executed by the Debtor payable to Provident dated as of October 1, 1986 and any and all other documents and instruments related thereto, all as amended and supplemented.

          (57)   "PRUDENTIAL" means The Prudential Insurance Company of America.


          (58) "PRUDENTIAL DOCUMENTS" means that certain Note Agreement dated as of September 26, 1989, executed by and between the Debtor and Prudential, the notes evidencing the loans under such Note Agreement, and any and all documents and instruments related thereto, all as amended or supplemented.

          (59) "RETIREE BENEFITS" means retiree benefits as that term is defined in Section 1114(a) of the Bankruptcy Code.

          (60) "SECURED CLAIM"means a Claim to the extent such Claim is either secured by a valid, unavoidable Lien on or in any of the Debtor's Property or property of the Estate or based upon a valid, unexercised right of set off against any of the Debtor's Property or property of the Estate pursuant to
Section 553 of the Bankruptcy Code, other than the Class 3 Provident Claims or the Class 4 Scott Claims. Pursuant to Section 506(a) of the Bankruptcy Code, a Claim shall be a Secured Claim to the extent of the value of such Creditor's interest in the Estate's interest in such property, or to the extent of the amount subject to set off, as the case may be, and


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shall be an Unsecured Claim to the extent that the value of such Creditor's interest or the amount so subject to set off is less than the Allowed Amount of such Allowed Claim.

          (61) "SCHEDULES" means the schedules of assets and liabilities filed by the Debtor in accordance with section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, as they may be amended or supplemented from time to time in accordance with the Bankruptcy Code, Bankruptcy Rules or other applicable law.

          (62)   "SCOTT" means Robert T. Scott, as Trustee.

          (63) "SCOTT DOCUMENTS" means the Promissory Note, Deed to Secure Debt and Assignment of Rent between the Debtor and Scott dated as of August 1, 1991, and any and all other documents and instruments related thereto, all as amended and supplemented.

          (64) "SUBSTANTIAL CONSUMMATION" or similar phrases shall be defined as in Section 1101(2) of the Bankruptcy Code and shall for purposes of this Plan and Bankruptcy Case mean the initial Distribution Date.

          (65) "TAX CLAIM" means any Claim of federal, state, or local governmental units for unpaid federal, state, or local taxes or duties entitled to priority under Section 507(a)(8) of the Bankruptcy Code.

          (66) "TIMELY OBJECTION" means a written objection served in the manner required by Designated Notice within twenty (20) days (or such other time period as may be set by the Bankruptcy Court) after receipt by the objecting party of notice relating to the matter as to which the objection is interposed.


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          (67)   "UNCLAIMED FUNDS" means funds represented by a Distribution check which remains uncashed after (a) as to any check not returned by the United States Postal Service, one hundred eighty (180) days following the mailing of the check to the last known address to the intended recipient, or
(b) as to any check returned by the United States Postal Service, one hundred and eighty (180) days following the Debtor's or other sender's reasonable, good faith attempt to ascertain the intended recipient's correct mailing address, and if a correct mailing address is found within such time period, the remailing of the check.

          (68) "UNSECURED CLAIM" means any unsecured Claim arising prior to the Filing Date that is not an Administrative Expense Claim, a Bondholder Claim, a Priority Claim or a Tax Claim.

          (69) "WORKERS COMPENSATION CLAIM" means an unsecured Claim against the Debtor compensable under state workers compensation laws, of a past or present employee of the Debtor, which Claim arises from an accident or injury occurring prior to the Filing Date. Claims asserted by insurance companies, sureties, governmental units, or other entities against the Debtor for payments made by holders of Workers Compensation Claims do not constitute Workers Compensation Claims; such Claims, to the extent they are Allowed Claims, shall be treated as Unsecured Claims.

     1.2 UNDEFINED TERMS. Any term used herein that is not defined herein, but that is defined in the Bankruptcy Code, shall have the meaning ascribed to such term in the Bankruptcy Code.


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     1.3  OTHER TERMS.  The words "herein," "hereof," "hereunder," and other words of similar import refer to the Plan as a whole, not to any particular section, subsection, or clause, unless the context otherwise requires. Whenever it appears appropriate from the context, each term stated in the singular or the plural includes the singular and the plural, and each pronoun stated in the masculine, feminine, or neuter includes the masculine, feminine, and the neuter. The rules of construction set forth in Section 102 of the Bankruptcy Code shall apply, unless superseded herein or in the Confirmation Order.

     1.4 TIME. Whenever the time for the occurrence or the happening of an event as set forth in this Plan falls on a day which is not a Business Day, then the time for the next occurrence or happening of said event shall be extended to the next Business Day thereafter.

     1.5 EXHIBITS. All appendices, exhibits, and schedules, if any, attached to the Plan are incorporated into and are a part of the Plan as if set forth in full herein.



                                    ARTICLE 2

               CLASSIFICATION OF CLAIMS AND INTERESTS; IMPAIRMENT

     2.1  CLASSIFICATION.  Claims and Interests are classified as set forth in
Article 3 of the Plan.

     2.2 TREATMENT. The treatment of each Class of Allowed Claims and the Class of Allowed Interests is specified in Article 4 of the Plan.


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     2.3  IMPAIRMENT.  Classes 3, 4, 5 and 6 are impaired under the Plan.
Classes 1, 2 and 7 are unimpaired.


                                    ARTICLE 3

                         CLASSES OF CLAIMS AND INTERESTS

     The Claims of Creditors and Interests holders, other than Administrative Expense Claims and Tax Claims, shall be divided into Classes outlined in this
Article 3. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of the Class and is classified in a different Class to the extent the Claim or Interest qualifies within that different Class. Administrative Expense Claims and Tax Claims are not classified, but shall be treated as outlined in Section 4.1 and
4.2 below.

     3.1 CLASS 1 (PRIORITY CLAIMS). Class 1 shall consist of all Allowed Claims against the Debtor that are Priority Claims.

     3.2 CLASS 2 (SECURED CLAIMS). Class 2 shall consist of all Allowed Claims against the Debtor that are Secured Claims.

     3.3 CLASS 3 (PROVIDENT CLAIMS). Class 3 shall consist of all Allowed Claims held by Provident against the Debtor arising from the Provident Documents.

     3.4 CLASS 4 (SCOTT CLAIMS). Class 4 shall consist of all Allowed Claims held by Scott against the Debtor arising from the Scott Documents.


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     3.5  CLASS 5 (UNSECURED CLAIMS).  Class 5 shall consist of all Allowed
Claims against the Debtor that are Unsecured Claims.

     3.6 CLASS 6 (BONDHOLDER CLAIMS) Class 6 shall consist of all Allowed Claims that are Bondholder Claims.

     3.7 CLASS 7 (INTERESTS). Class 7 shall consist of the Allowed Interests in the Debtor arising from the legal, beneficial, or equitable ownership of the Outstanding Securities.


                                    ARTICLE 4

                        TREATMENT OF CLAIMS AND INTERESTS

     4.1 ADMINISTRATIVE EXPENSE CLAIMS. The Allowed Claims that are Administrative Expense Claims shall be paid (a) in full and in Cash on the later of (i) the Distribution Date, or (ii) the date on which such Administrative Expense Claim becomes due and payable pursuant to the terms thereof, the agreement upon which such Administrative Expense Claim is based, or any applicable Final Order, or (b) in such amount, on such other date, and upon such other terms as may be contained in a Final Order or agreed upon between the holder of the Administrative Expense Claim and the Debtor.

     4.2 TAX CLAIMS. The Allowed Claims that are Tax Claims shall at the option of the Debtor be paid (a) in full and in Cash on the later of (i) the Distribution Date, or (ii) the date on which such Tax Claim becomes due and payable pursuant to the terms thereof or any applicable Final Order, or (b) in such amount, on such other date, and upon such other terms as may be


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contained in a Final Order or agreed upon between the holder of the Tax Claim and the Debtor, or (c) in full and in Cash over a period not to exceed six years from the date of assessment of such Tax Claim in equal installments not less frequently than quarterly with interest at the rate specified in Section 6621 of the Internal Revenue Code of 1986, as amended, or at such other rate as may be specified in a Final Order.

     4.3 CLASS 1 CLAIMS (PRIORITY CLAIMS). The Class 1 Claims are not impaired. The Allowed Claims in Class 1 (a) shall be paid in full and in Cash on the later of (i) the Distribution Date, or (ii) the date on which such Allowed Claim becomes due and payable pursuant to the terms thereof, the agreement upon which such Claim is based, or any applicable Final Order, or
(b) shall be paid in such amount, on such other date, and upon such other terms as may be contained in a Final Order or agreed upon between the holder of the Priority Claim and the Debtor.

     4.4 CLASS 2 CLAIMS (SECURED CLAIMS). The Class 2 Claims are not impaired. The Allowed Claims in Class 2 shall at the option of the Debtor (a) be paid in full and in Cash on the Distribution Date or as soon thereafter as is practicable, or (b) be paid in such amount, on such other date, and upon such other terms as may be contained in a Final Order or agreed upon between the holder of the Secured Claim and the Debtor, (c) be satisfied in full through a transfer to the holder of the Secured Claim of the Debtor's interest in the Debtor's Property or the property of the Estate upon which the holder of the Secured Claim holds a Lien to secure such Allowed Claim, or (d) pursuant to
Section 1124(2) of the Bankruptcy Code shall be paid in full


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and in Cash over time after (i) the cure on the Distribution Date or as soon thereafter as is practicable of any default that occurred before or after the Filing Date (other than a default of the kind specified in Section 365(b)(2) of the Bankruptcy Code), (ii) the reinstatement at the time of such cure of the maturity of the Allowed Claim as such maturity existed before such default,
(iii) the compensation at the time of such cure to the holder of the Secured Claim for any damages incurred as a result of any reasonable reliance by such holder on any contractual provision or applicable law that entitled the holder to demand or receive accelerated payment of such Allowed Claim after the occurrence of a default, and (iv) otherwise leaving unaltered the legal, equitable, or contractual rights to which the holder of the Secured Claim is entitled with regard to such Allowed Claim. Any dispute between the Debtor and the holder of an Allowed Claim in Class 2 with regard to the existence or cure of defaults, the reinstatement of maturity, or amounts due as compensation for cure of defaults or for reliance damages may be determined by the Bankruptcy Court upon motion of either party to the dispute, except as otherwise provided for herein.

     4.5  CLASS 3 CLAIMS (PROVIDENT CLAIMS). The Class 3 Claims are impaired.
On the Distribution Date, Provident, as the holder of the Allowed Class 3 Claims, shall at the option of the Debtor (a) be paid in full and in Cash on the Distribution Date, or (b) receive on account of such Claim Amended and Restated Provident Documents on the terms set forth in Schedule 4.5 hereto and a Cash Distribution on the Distribution Date in the amount set forth in Schedule 4.5 attached hereto, or (c) pursuant to Section 1124(2) of the Bankruptcy Code shall be paid in full and in Cash over time after (i) the cure on the Distribution Date or as soon thereafter as is


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practicable of any default that occurred before or after the Filing Date (other than a default of the kind specified in Section 365(b)(2) of the Bankruptcy
Code), (ii) the reinstatement at the time of such cure of the maturity of the Allowed Claim as such maturity existed before such default, (iii) the compensation at the time of such cure to the holder of the Provident Claim for any damages incurred as a result of any reasonable reliance by such holder on any contractual provision or applicable law that entitled the holder to demand or receive accelerated payment of such Allowed Claim after the occurrence of a default, and (iv) otherwise leaving unaltered the legal, equitable, or contractual rights to which the holder of the Provident Claim is entitled with regard to such Allowed Claim. Any dispute between the Debtor and the holder of an Allowed Claim in Class 3 with regard to the existence or cure of defaults, the reinstatement of maturity, or amounts due as compensation for cure of defaults or for reliance damages may be determined by the Bankruptcy Court upon motion of either party to the dispute, except as otherwise provided for herein.

     4.6 CLASS 4 CLAIMS (SCOTT CLAIMS). The Class 4 Claims are impaired. On the Distribution Date, Scott, as the holder of the Allowed Class 4 Claims, shall receive on account of such claim the Amended and Restated Scott Documents on the terms set forth in Schedule 4.6 hereto and a Cash Distribution on the Distribution Date in the amount set forth in Schedule 4.6 attached hereto at the option of the Debtor (a) be paid in full and in Cash on the Distribution Date, or (b) receive on account of such Claim Amended and Restated Scott Documents on the terms set forth in Schedule 4.5 hereto and a Cash Distribution on the Distribution Date in the amount set forth in Schedule 4.5 attached hereto, or
(c) pursuant to Section 1124(2) of the


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Bankruptcy Code shall be paid in full and in Cash over time after (i) the cure on the Distribution Date or as soon thereafter as is practicable of any default that occurred before or after the Filing Date (other than a default of the kind specified in Section 365(b)(2) of the Bankruptcy Code), (ii) the reinstatement at the time of such cure of the maturity of the Allowed Claim as such maturity existed before such default, (iii) the compensation at the time of such cure to the holder of the Scott Claim for any damages incurred as a result of any reasonable reliance by such holder on any contractual provision or applicable law that entitled the holder to demand or receive accelerated payment of such Allowed Claim after the occurrence of a default, and (iv) otherwise leaving unaltered the legal, equitable, or contractual rights to which the holder of the Scott Claim is entitled with regard to such Allowed Claim. Any dispute between the Debtor and the holder of an Allowed Claim in Class 4 with regard to the existence or cure of defaults, the reinstatement of maturity, or amounts due as compensation for cure of defaults or for reliance damages may be determined by the Bankruptcy Court upon motion of either party to the dispute, except as otherwise provided for herein.

     4.7 CLASS 5 CLAIMS (UNSECURED CLAIMS). The Class 5 Claims are impaired. The holders of Allowed Claims in Class 5 shall be paid in full in Cash on the later of (1) the Distribution Date or (2) the date that such Claim becomes an Allowed Claim. Notwithstanding the foregoing, at the option of the Debtor exercised prior to the Distribution Date and with 5 days notice to the holder of the Unsecured Claim, an Allowed Class 5 Claim pursuant to
Section 1124(2) of the Bankruptcy Code, may paid in full and in Cash over time on account of its Allowed Class 5 Claim after (i) the cure on the Distribution Date or as soon thereafter as is practicable of any default that occurred before or after the Filing Date (other than a default of the kind specified in Section 365(b)(2) of the Bankruptcy Code), (ii) the reinstatement at the time of such cure of the maturity of the Allowed Claim as such maturity existed before such default,
(iii) the compensation at the time of such cure to the holder of the Unsecured Claim for any damages incurred as a result of any reasonable reliance by such holder on any contractual provision or applicable law that entitled the holder to demand or receive accelerated payment of such Allowed Claim after the occurrence of a default, and (iv) otherwise leaving unaltered the legal, equitable, or contractual rights to which the holder of the Unsecured Claim is entitled with regard to such Allowed Claim. Any dispute between the Debtor and the holder of an Allowed Claim in Class 5 with regard to the existence or cure of defaults, the reinstatement of maturity, or amounts due as compensation for cure or defaults or for reliance damages may be determined by the Bankruptcy Court upon motion of either party to the dispute, except as otherwise provided for herein.

     4.8 CLASS 6 (BONDHOLDER CLAIMS) The Class 6 Claims are impaired. The treatment of Class 6 Claims is set out in the Term Sheet Evidencing Consensual Treatment of Noteholder Claims Negotiated By and Among the Debtor and the Noteholders ("Term Sheet) which is attached hereto as Exhibit 4.8 and expressly and completely incorporated herein, including without limitation, the Term Sheet's requirement that the Bondholder Claims shall be deemed to constitute "Allowed Claims" to the extent of the respective distributions required in the Term Sheet.

     4.9 CLASS 7 INTERESTS (OUTSTANDING SECURITIES). The holders of the Allowed Interests in Class 7 shall continue to hold the Outstanding Securities and shall retain unaltered the legal, equitable, and contractual rights to which such holders are entitled with regard to such Allowed Interests.


                                    ARTICLE 5

                       ACCEPTANCE OR REJECTION OF THE PLAN

     5.1 VOTING CLASSES. Each holder of an Allowed Claim in Class 3, 4, 5 and 6 shall be entitled to vote to accept or reject the Plan.

     5.2 ACCEPTANCE BY IMPAIRED CLASSES. An impaired Class of Claims shall have accepted the Plan if (1) the holders (other than any holder designated under section 1126(e) of the Bankruptcy Code) of at least two-thirds in amount of the Allowed Claims actually voting in such Class have voted to accept the Plan and (2) more than one-half in number (other than Claims held by any holder designated under section 1126(e) of the Bankruptcy Code) of such Allowed Claims actually voting in such Class have voted to accept the Plan.

     5.3 PRESUMED ACCEPTANCE OF PLAN. Classes 1 and 2 are unimpaired under the Plan and, therefore, are conclusively presumed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code.

     5.4 CRAMDOWN. If all of the applicable requirements for confirmation of the Plan are met as set forth in Section 1129(a) of the Bankruptcy Code except subsection (8) thereof, the

Debtor may, at its option, request the Bankruptcy Court to confirm the Plan pursuant to section 1129(b) of the Bankruptcy Code, notwithstanding the requirements of paragraph (8) of section 1129(a) of the Bankruptcy Code, on the basis that the Plan is fair and equitable and does not discriminate unfairly with respect to any impaired Class or Classes that have not accepted the Plan.


                                    ARTICLE 6

                             TREATMENT OF EXECUTORY
                         CONTRACTS AND UNEXPIRED LEASES

     6.1 ASSUMPTION. Subject to the requirements of Section 365 of the Bankruptcy Code, on the Effective Date all executory contracts and unexpired leases of the Debtor shall be deemed assumed, except any executory contracts or unexpired leases that (a) were rejected prior to the Confirmation Date by Final Order of the Bankruptcy Court or (b) are the subject of separate motions to reject filed pursuant to Section 365 of the Bankruptcy Code before the entry of the Confirmation Order. Any Final Order entered after the Confirmation Date by the Bankruptcy Court authorizing the rejection of an executory contract or unexpired lease shall cause such rejection to be a prepetition breach under Sections 365(g) and 502(g) of the Bankruptcy Code, as if such relief was granted and such order was entered prior to the Confirmation Date. Any Claim which arises from the rejection of an executory contract or unexpired lease shall be deemed to be an Unsecured Claim classified with other Unsecured Claims in Class
3.  A proof of claim for any
such Claim must be filed with the Bankruptcy Court by the earlier of (a) the date set for the filing of such Claim in the Final Order authorizing the rejection of the executory contract or unexpired lease to which the Claim relates, or (b) thirty (30) days after the Confirmation Date.

     6.2 DETERMINATION OF DISPUTES. Any disputes that are not the subject of pending litigation as of the Confirmation Date between the Debtor and any holder of an executory contract or unexpired lease which is being assumed pursuant to this Plan with regard to the existence or cure of defaults, the sufficiency of adequate assurance of future performance, or amounts due as compensation for cure of defaults, may be determined by the Bankruptcy Court upon motion of either party to the dispute, except as otherwise provided for herein.


                                    ARTICLE 7

                           IMPLEMENTATION OF THE PLAN

     7.1 DISTRIBUTION ACCOUNT. On or prior to the Distribution Date, the Debtor shall establish the Distribution Account with a depository institution having a place of business in Chattanooga, Tennessee, as may be selected by the Debtor and approved by the Office of the United States Trustee. On the Distribution Date, the Debtor shall deposit into the Distribution Account Cash equal to the Distributions required on the Distribution Date under this Plan. No withdrawals shall be made or permitted from the Distribution Account except as provided for herein.

     7.2 DISBURSEMENT ACCOUNT. In addition to the foregoing, the Debtor may establish one or more Disbursement Accounts for the purpose of making Distributions to the holders of Allowed Claims or as may otherwise be necessary or appropriate to enable them to carry out the provisions of this Plan. The Debtor shall, from time to time, transfer Cash from the Distribution Account or from the general operating funds of the Debtor into the Disbursement Accounts to facilitate the making of Distributions to the holders of Allowed Claims as required by this Plan.

     7.3 SOURCES OF THE FUNDS. Funds sufficient to make the required Distributions under this Plan will be derived from one or more of the following sources: (a) Cash on hand generated from the operation of the Debtor's business,
(b) Cash proceeds from the sale, leasing or other disposition of any surplus or investment assets not required in the ordinary course of operation of the Debtor's business, or (c) Cash proceeds from loans or extensions of credit obtained or to be obtained by the Debtor.

     7.4 EXCESS FUNDS. The Cash, if any, remaining in the Distribution Account after all Disputed Claims have been resolved and after all Distributions required to be made under the Plan have been made to the holders of all Allowed Claims shall be available for use by the Debtor in the ordinary course of its business without restriction.

     7.5 DISTRIBUTIONS. On the Distribution Date, the Debtor shall make the Distributions under the Plan required to be made to the holders of Allowed Claims.

     7.6  FRACTIONAL CENTS.   Notwithstanding any other provision of the Plan to
the contrary, no Distribution of fractions of cents will be made. Whenever any Distribution of a fraction of a cent would otherwise be called for, the actual Distribution shall reflect a rounding of such fraction to the nearest whole cent, with .50 cent distributions being rounded up.


                                    ARTICLE 8

                  DISPUTED CLAIMS, DISPUTED INTERESTS, RESERVES
                    AND MISCELLANEOUS DISTRIBUTION PROVISIONS

     8.1 OBJECTIONS. As soon as is practicable after the Effective Date, but in no event later than 60 days after the Effective Date, the Debtor shall file objections to Claims or Interests or motions for estimation of Claims with the Bankruptcy Court and shall serve such objections and motions upon the holders of each Disputed Claim or Disputed Interests as to which an objection or motion is filed, or upon such holder's counsel, if known. All objections shall be in writing.

     8.2  PROSECUTION OF OBJECTIONS.    After entry of the Confirmation Order,
only the Debtor shall have authority to file, litigate, settle, or withdraw objections to Disputed Claims or Disputed Interests.

     8.3 AMENDMENT OF CLAIMS. Subject to Section 502(j) of the Bankruptcy Code, and except as otherwise provided in the Plan, a Claim may be amended
(a) prior to the Confirmation Date, only as agreed upon by the Debtor and the holder of such Claim or as otherwise permitted by Final Order, the Bankruptcy Rules or applicable law or (b) after the Confirmation Date, to decrease, but not increase, the face amount of such Claim.

     8.4 DISALLOWANCE OF SETTLED CLAIMS. All Claims alleged in proofs of claim filed by holders of Claims that have been settled and satisfied pursuant to any specific Final Order addressing such Claims, shall be deemed disallowed, except to the extent of the settled amounts thereof which shall be deemed to be Allowed but previously satisfied for purposes of this Plan; and it shall be unnecessary for the Debtor, to file and prosecute objections to such Claims for purposes of disallowing alleged amounts exceeding the settled amounts or other rights contrary to the terms of the settlement.

     8.5 DISALLOWANCE OF POSTPETITION ADDITIONS. The Debtor shall not be required to make specific objections to proofs of claim that allege a right to recover postpetition interest, penalties, fees, and other accruals with respect to prepetition claims (except secured claims entitled to such accruals pursuant to section 506(b) of the Bankruptcy Code and as otherwise provided by this
Plan), and any claim amounts attributable to such postpetition interest, penalties, fees, and other accruals shall be disallowed in full upon entry of the Confirmation Order, except as otherwise agreed to by the Debtor and the holder of the Claim.

     8.6 INTEREST. Each Creditor in Class 5 shall receive interest on the principal portion of its Allowed Claim at the rate of eight and one-half percent (8.5%) per annum (or such market rate of interest determined by the court to be appropriate at the Confirmation Hearing) from the later of (1) the Filing Date or (2) the date on which the Allowed Claim first became or becomes due until it is paid, unless the Debtor and the Creditor have agreed on an interest rate (whether as a result of a contractual agreement in connection with transactions out of which the Claim arises or the settlement or compromise of a dispute concerning the applicable rate of interest), in which case interest shall be paid at the agreed rate from the date on which the Allowed Claim first became or becomes due until it is paid, except as otherwise agreed to by the Debtor and the holder of the Claim.

     8.7 DISTRIBUTIONS ON ACCOUNT OF DISPUTED CLAIMS. Notwithstanding anything to the contrary contained herein, no Distribution shall be made with respect to all or any portion of any Disputed Claim unless and until the Disputed Claim becomes an Allowed Claim.

     8.8 UNCLAIMED FUNDS. All right, title and interest in and to any Distribution that becomes Unclaimed Funds shall immediately and irrevocably vest in, and revert to and become the property of, the Debtor, and the holder of the Allowed Claim to which such Distribution relates shall be deemed to have no further or additional Claim against the Debtor with regard to such Allowed Claim or Distribution or the Unclaimed Funds represented thereby.

     8.9 TRANSMITTAL OF DISTRIBUTED PROPERTY AND NOTICES. Except as otherwise provided in the Plan and except as may otherwise be agreed to by the Debtor and the holder of a particular Claim or Interest, any Cash or notice to which such holder shall become entitled under the provisions of this Plan shall be transmitted to such holder by first-class United States mail, postage prepaid, in an envelope addressed to such holder as he or his authorized agent may direct in a request filed with the Bankruptcy Court on or before the Effective Date, but if no such request is filed, to the address shown in the Schedules, or, if a different address is stated in a filed proof of claim, to the address contained in the proof of claim. In all cases where delivery or distribution is effectuated by mail, the date of delivery or Distribution shall be the date of mailing. Cash delivered in accordance with this Section will be deemed delivered to the holder regardless of whether such Cash is actually received by such holder.

     8.10 RETURNED DISTRIBUTIONS. If a Distribution pursuant to the Plan to any holder of an Allowed Claim is returned to the Debtor due to an incorrect or incomplete address for the holder of such Allowed Claim, then the Debtor shall use reasonable efforts to obtain an accurate address for such Creditor. If, after one hundred and eighty (180) days, such reasonable efforts have not yielded an accurate address for such holder, then the Cash to be distributed to such Creditor shall be deemed to be Unclaimed Funds shall be treated as provided under Section 8.8 of the Plan.

     8.11 WITHHOLDING TAXES. Any federal, state or local withholding taxes or other amounts required to be withheld under any applicable law shall be deducted from any Distributions made hereunder. All holders of Allowed Claims as a condition precedent to receiving any Distribution shall be required to provide the Debtor with such information as they may reasonably require to effectuate the withholding of all such taxes or other amounts..

     8.12 DISTRIBUTION TO CERTAIN WAGE CLAIMANTS. The Debtor has entered into a Settlement Agreement with approximately 6,000 current and former employees who are represented by the law firm of Stewart, Estes & Donnell of Nashville, Tennessee, who are asserting claims under the FLSA, as well as certain contract claims. The Settlement Agreement has been submitted for approval by the Bankruptcy Court. Any term used in this paragraph 8.12 that is not defined in the Plan, but that is defined in the Settlement Agreement shall have the meaning ascribed in the Settlement Agreement. The distribution provided in the Settlement Agreement to the Wage Claimants represented by Stewart, Estes & Donnell, acting under authority of certain Representative Wage Claimants and with approval of those Representative Wage Claimants, shall be distributed as follows:

           (a) The Debtor shall pay $13 million dollars ($13,000,000.00) (the "Settlement Amount") in a check or draft (if not wired) made payable to Stewart, Estes & Donnell, on behalf of the Wage Claimants, less legally required deductions for taxes, FICA and/or similar withholdings, which amounts shall be determined as set forth in Paragraph 1(b) below. Such payment shall be made on the Distribution Date.

           (b) Stewart, Estes & Donnell shall be responsible for allocating the Settlement Amount among the Wage Claimants and determining the portions of the Settlement Amount representing backpay and an equal amount of liquidated damages to the Wage Claimants. Currently, Krystal and the Wage Claimants contemplate that the backpay portion of the Settlement Amount will be approximately $4 million dollars ($4,000,000.00). No amounts will be allocated to any contract claims since the Wage Claimants and Stewart, Estes & Donnell acknowledge and agree that these contract claims are subject to substantial meritorious defenses and counterclaims by Krystal and would be extremely difficult to have certified as a class action. Following this allocation, Stewart, Estes & Donnell will supply Krystal at least twenty (20) days prior to confirmation of the Plan, but in no event prior to March 1, 1997, with a written list of the gross amounts of backpay and liquidated damages allocated to each Wage Claimant and the social security number and last known address of each Wage Claimant who is to receive a payment from the Settlement Amount. Krystal will then calculate the amount of withholding to be made with respect to the backpay portion of the Settlement Amount, deduct such withholding amounts from the backpay portion of the Settlement Amount, and pay the balance of the Settlement Amount to Stewart, Estes & Donnell. Stewart, Estes & Donnell reserves the right to hold back a certain portion of the liquidated damages portion of the Settlement Amount from distribution to the Wage Claimants, if necessary, to provide for any unscheduled and/or unanticipated claims or costs, if any, with the authorization of the Representative Wage Claimants. Any amounts remaining in such hold back fund shall, six (6) months after the initial distribution, be reallocated in accordance with the original allocation. The percentage amount which Krystal shall withhold from the backpay portion of the Settlement Amount for each Wage Claimant for income taxes shall be determined pursuant to the IRS' "Tables for Percentage Method of Withholding," Table 7 single person claiming one withholding allowance - for annual payroll period, plus 6.2% for social security taxes, plus 1.45% for Medicare taxes and any applicable state or local taxes. Krystal shall withhold only those monies clearly required by applicable tax laws and shall make no withholdings for amounts allocated to liquidated damages unless it is legally compelled to do so. Krystal will prepare appropriate W-2's and Form 1099's reflecting the above and distribute the same to the Wage Claimants at the addresses provided by Stewart, Estes & Donnell on or before January 31, 1998.

     (c) All disbursements of settlement proceeds by Stewart, Estes & Donnell to the Wage Claimants shall be no later than 20 days after receipt of the Settlement Amount by checks with the following legend:

           "This payment is made pursuant to the Settlement Agreement with The Krystal Company that includes a release of your wage claims against it."

     (d) In the event that any such checks are returned as Unclaimed Funds, Stewart, Estes & Donnell shall retain the Unclaimed Funds for a period of one year from the Confirmation Date and shall make a reasonable effort to distribute Unclaimed Funds to the intended recipients. Any Unclaimed Funds will be administered pursuant to 11 U.S.C. Section 347(b). All Unclaimed Funds shall be held without interest by Stewart, Estes & Donnell in a special trust account for a period of one (1) year from the confirmation of the Plan. Upon expiration of that one (1) year period, all claims by the respective claimants to the said distribution shall be barred; the Unclaimed Funds remaining in the special trust account shall become property of the Debtor pursuant to 11 U.S.C. Section 347(b); and Stewart, Estes & Donnell shall disburse the remaining Unclaimed Funds to the Debtor.

                                    ARTICLE 9

                        DISCHARGE, VESTING AND INJUNCTION

     9.1 DISCHARGE OF THE DEBTOR. Except as otherwise provided in the Plan or the Confirmation Order, in accordance with section 1141(d)(1) of the Bankruptcy Code, entry of the Confirmation Order shall act as a discharge effective as of the Effective Date of all debts of, Claims against, Liens on, and Interests in the Debtor, and the Debtor's assets, or properties, including, without limitation, the Debtor's Property or property of the Estate, which debts, Claims, Liens, and Interests arose at any time before the entry of the Confirmation Order. The discharge of the Debtor, shall be effective as to each Claim, regardless of whether a proof of claim therefor was filed or whether the Claim is an Allowed Claim or whether the holder thereof objects to Confirmation of the Plan. On and after the Effective Date, as to each and every such discharged Claim, Lien, and Interest, and except as is otherwise provided for in the Plan, any holder of such Claim, Lien or Interest shall be precluded from asserting against the Debtor or its assets or property, including, without limitation, the Debtor's Property or property of the Estate, any other or further Claim, Lien, or Interest based upon any document, instrument, act, omission, transaction, or other activity of any kind or nature that occurred before the Confirmation Date. Without limiting the generality of the foregoing, (a) any Creditor having a Claim against the Debtor that arose prior to the Filing Date and who failed to file a proof of claim or elected not to file a proof of claim in the Bankruptcy Case on or prior to the Bar Date is forever barred and precluded from asserting or prosecuting such Claim against the Debtor or its assets and property, including, without limitation, the Debtor's Property or property of the Estate, and (b) any Claimant who timely filed a proof of claim in the Bankruptcy Case on or prior to the Bar Date is forever barred and precluded from asserting or prosecuting its Claim against the Debtor or its assets or property in any manner inconsistent with the terms of this Plan.

     9.2 EFFECT OF CONFIRMATION; VESTING OF PROPERTY. Except as otherwise provided for in the Plan or in the Confirmation Order, on the Effective Date this Plan shall be binding on all parties in interest, including all Creditors, regardless of whether any such Creditor filed a proof of claim, was the holder of an Allowed Claim, or objected to Confirmation of the Plan. All of the Debtor's Property and all of the property of the Estate, including, without limitation, all Causes of Action, shall vest in the reorganized Debtor on the Effective Date.

     9.3 INJUNCTION. In accordance with Section 524 of the Bankruptcy Code, the discharge provided by this Article and Section 1141 of the Bankruptcy Code, INTER ALIA, acts as an injunction against the commencement or continuation of any action, employment of process or act to collect, offset or recover the Claims discharged hereby. In accordance therewith, the Confirmation Order shall in all respects be deemed to constitute a permanent injunction prohibiting all Persons holding any Claims, on or after the Confirmation Date, from, on account of such Claims, taking any action to enforce rights, or alleged rights, against the Debtor, against any of the Debtor's Property, against any property of the Estate, or against any collateral in which said Creditors assert a Lien, which rights, or alleged rights, are inconsistent with the terms of this Plan, as the same may be amended and modified prior to the Confirmation Date, and as confirmed by the Bankruptcy Court. The injunction provided for herein does not prohibit creditors from taking any enforcement action against the Debtor, its property or any other person in the event that the Debtor fails to comply with the terms of this Plan.

     9.4 RETENTION AND ENFORCEMENT OF CAUSES OF ACTIONS. Except as otherwise provided expressly in this Plan, in accordance with Section 1123(b) of the Bankruptcy Code, the Debtor shall retain and may enforce subsequent to the Effective Date any and all of the Causes of Action; provided, however, the Debtor shall not have the right to enforce, and shall not seek to enforce or prosecute in any manner, any Cause of Action for the recovery or avoidance of transfers avoidable under the Bankruptcy Code to the extent that insolvency of the Debtor at the time of the alleged transfer is a necessary element of such Cause of Action.

     9.5 CONTINUED CORPORATE EXISTENCE. Subsequent to the Effective Date, the Debtor shall continue to exist as a corporation organized under the laws of the State of Tennessee and qualified to do business in those states in which such qualification is required.

     9.6 MANAGEMENT; CONTINUED BUSINESS OPERATIONS. Subsequent to the Effective Date the management of the Debtor shall be vested in its duly authorized board of directors and officers and, subject to the direction of such board of directors and officers, the Debtor shall be entitled to continue to manage the Debtor's Property and the property of the Estate and to engage in such business operations as are authorized by its articles of incorporation and by-laws.

     9.7 CHARTER AMENDMENT. On or before the Confirmation Date the Debtor shall obtain authorization from its board of directors and, if required, its shareholders for the amendment of its articles of incorporation so as to prohibit as of the Effective Date the issuance of any nonvoting equity securities as required by Section 1123 (a) (6) of the Bankruptcy Code.

     9.8 CONDITIONS TO CONFIRMATION. Confirmation of the Plan, and entry of the Confirmation Order, shall be subject (1) to entry of a Final Order approving the settlement of certain Claims filed by Stewart, Estes & Donnell on behalf of their clients and, (2) the successful consummation of a loan transaction whereby the Debtor will borrow at least $45,000,000 from a commercial lending institution on or before the Distribution Date.

     9.9 RETIREE BENEFITS. The Debtor after the Effective Date shall continue all Retiree Benefits for the duration of the period the Debtor prior to the Filing Date had obligated itself to provide such benefits.

     9.10 CONDITIONS TO THE EFFECTIVE DATE. The occurrence of the "Effective Date" shall be subject to satisfaction of the following conditions precedent:

           (a) The Debtor shall have in its possession, custody or control immediately available funds in an amount sufficient to enable it to make all distributions required by the Plan to be made.

           (b) All distributions required by the Plan to be made shall have been made.

           (c)   The "Effective Date" shall occur no later than June 30, 1997.

                                   ARTICLE 10

                              MODIFICATION OF PLAN

     10.1  MODIFICATION GENERALLY.  This Plan may be modified pursuant to
Section 1127 of the Bankruptcy Code.

     10.2 REQUIRED NOTICE. The Plan may be modified, before or after Confirmation, without notice or hearing, or on such notice and hearing as the Bankruptcy Court deems appropriate, if the Bankruptcy Court finds that the proposed modifications do not materially and adversely affect the rights of any parties in interest which have not had notice and an opportunity to be heard with regard thereto. Without limiting the generality of the foregoing, the Plan may be modified after notice and hearing to Persons that have requested notice pursuant to Bankruptcy Rule 2002.

     10.3 POSTCONFIRMATION AMENDMENT. After the entry of the Confirmation Order, the Debtor may modify the Plan to remedy any defect or omission or to reconcile any inconsistencies in the Plan or in the Confirmation Order, as may be necessary to carry out the purposes and effects of the Plan, provided such modification shall not materially or adversely affect the interests, rights, treatment or Distribution of any Class of Allowed Claims or Allowed Interests under the Plan.

     10.4 POSTCONFIRMATION/PRECONSUMMATION AMENDMENT. After the Confirmation Date and before Substantial Consummation of the Plan, the Debtor may modify the Plan in any way that materially or adversely affects the interests, rights, treatment, or distribution of a Class of Claims or Interests, provided: (a) the Plan, as modified, meets applicable Bankruptcy Code requirements; (b) the Debtor obtains Bankruptcy Court approval for such modification, after notice and a hearing; and
(c) the Debtor complies with Section 1125 of the Bankruptcy Code with respect to the Plan, as modified.

     10.5 CONSENT REQUIRED. The Plan may not be altered, amended or modified without the written consent of the Debtor. Notwithstanding any provision contained in the Plan to the contrary, the Debtor shall not cause the Plan to be amended, modified or restated, in whole or in part, without the prior written consent of each of the Insurance Companies, which consent shall not unreasonably be withheld; provided, however, that each shall be deemed to have issued its consent to a proposed modification, amendment or restatement (collectively, the "Proposed Amendment") of the Plan if it shall have failed to have delivered to the Debtor, within five (5) business days after the receipt by such Insurance Company and its counsel of the Proposed Amendment, such Insurance Company's written objection to the Proposed Amendment.

     10.6 WITHDRAWAL OF THE PLAN. The Debtor reserves the right to modify or withdraw the Plan at any time before the Confirmation Date.


                                   ARTICLE 11

                            RETENTION OF JURISDICTION

     11.1 RETENTION OF JURISDICTION. Notwithstanding Confirmation of this Plan or occurrence of the Effective Date, the Court shall retain jurisdiction over the Bankruptcy Case through and after the Effective Date as to all matters, including, but not limited to, those matters specifically set forth in this
Article 11. Prior to the entry of a final decree of the Bankruptcy Court pursuant to Bankruptcy Rule 3022, the Bankruptcy Court shall retain jurisdiction:

           (1) over all Claims, Interests or rights in, Liens on or title to, the Debtor's Property, its Estate and the Debtor, including, but not limited to, over any equitable relief in connection therewith;

           (2) to determine the allowability of Claims and Interests, upon objection to such Claims by the Debtor;

           (3) to determine any tax liability pursuant to Section 505 of the Bankruptcy Code;

           (4) to adjudicate any dispute under any executory contract or unexpired lease assumed during the Bankruptcy Case pursuant to Section 365 of the Bankruptcy Code, and to resolve all matters related to the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease of the Debtor;

           (5)   to determine requests for payment of Administrative Expense
Claims;

           (6) to resolve controversies and disputes regarding the interpretation of this Plan;

           (7) to implement the provisions of this Plan and enter orders in aid of Confirmation and consummation of this Plan;

           (8) to determine classification, voting, treatment, allowance, estimation, withdrawal, disallowance or reconsideration of Claims, and Interests and any objections relating thereto;

           (9)   to fix, liquidate or estimate impaired Claims or Interests;

           (10) to modify the Plan pursuant to Section 1127 of the Bankruptcy Code;

           (11) to correct any defect, to cure any mistake or omission or reconcile any inconsistency in the Plan or the Confirmation Order as may be necessary or appropriate to carry out the purposes and intent of the Plan;

           (12) to resolve disputes concerning any Disputed Claims, or the administration thereof and Claims for disputed Distributions;

           (13) to resolve any disputes concerning whether a person or entity had sufficient notice of the Bankruptcy Case, the applicable Bar Date, the hearing on the approval of the Disclosure Statement as containing adequate information, the hearing on the Confirmation of the Plan for the purpose of determining whether a Claim or Interest is discharged hereunder or for any other purpose;

           (14) to order the removal, pursuant to Section 1452 of Title 28 of the United States Code, of any suit instituted against the Debtor or the Estate and to hear and determine any action so removed;

           (15)  to enter a Final Order closing the Bankruptcy Case; and

           (16) to hear and determine such other matters as may be provided for under Title 28 or any other Title of the United States Code and any reference to the Bankruptcy Court, the Bankruptcy Code, the Bankruptcy Rules, other applicable law, the Plan or the Confirmation Order.

     11.2 FURTHER ASSURANCES. The Debtor shall be entitled to seek from the Bankruptcy Court such further orders, judgments, injunctions, and rulings as it deems necessary or appropriate to enable it to carry out and further the intentions and purposes, and to give full effect to, the provisions of the Plan.


                                   ARTICLE 12

                            REQUEST FOR CONFIRMATION

     12.1 REQUEST FOR CONFIRMATION. The Debtor, as proponent of the Plan, requests confirmation of the Plan in accordance with Section 1129 of the Bankruptcy Code.


                                   ARTICLE 13

                         CLOSING OF THE BANKRUPTCY CASE

     13.1 CLOSING OF THE CASE; FINAL DECREE. At such time as the Bankruptcy Case has been fully administered, that is, when all things requiring action by the Bankruptcy Court have been done, and the Plan has been Substantially Consummated, the Bankruptcy Case shall be closed. To close the Bankruptcy Case, the Debtor shall file an application for final decree showing that the Bankruptcy Case has been fully administered, that all U.S. Trustee quarterly fees have been paid and that the Plan has been Substantially Consummated. The Bankruptcy Court after Designated Notice may enter an order approving the report, granting the final decree, and closing the Bankruptcy Case.

     13.2 MONTHLY OPERATING REPORT AND QUARTERLY FEES. The Office of the United States Trustee contends that (1) the Debtor is required to file monthly operating reports and to pay quarterly fees until a final decree is entered, and
(2) the post-confirmation monthly reports should include a report as to when a motion for a final decree is expected to be filed and the reasons why such a motion cannot be filed presently. The Debtor disagrees with this contention, but will file any monthly operating reports or pay any quarterly fees required by Final Order of the Bankruptcy Court.


                                   ARTICLE 14

                            MISCELLANEOUS PROVISIONS

     14.1 SUCCESSORS AND ASSIGNS. The rights, benefits, and obligations of any Person named or referred to in the Plan shall be binding upon, and shall inure to the benefit of, the heirs, executors, administrators, successors, or assigns of such Person.

     14.2 CONFIRMATION ORDER AND PLAN CONTROL. To the extent the Confirmation Order or the Plan is inconsistent with the Disclosure Statement or any agreement entered into between or among the Debtor and any third party, except to the extent that any such agreement has been expressly and completely incorporated herein, this Plan controls the Disclosure Statement and any such agreements and the Confirmation Order (and any other orders of the Bankruptcy Court) controls the Plan.

     14.3  HEADINGS.     The headings used in this Plan are inserted for
convenience only and neither constitute a portion of this Plan nor in any manner affect the construction of the provisions of this Plan.

     14.4 NOTICES. All Notices, requests and demands to or upon the Debtor, to be effective, shall be in writing (including, without limitation, by facsimile transmission) and, unless otherwise provided for herein, shall be deemed to have been made when actually delivered or, in the case of notice by facsimile transmission, when received and confirmed, and addressed as follows:

     with respect to the Debtor,

           The Krystal Company
           One Union Square
           Chattanooga, TN 37402
           Attn: Camden Scearce
           Chief Financial Officer
           Telecopier:  (423) 757-5622
     with a copy to,

           David G. Epstein
           Sarah Robinson Borders
           KING & SPALDING
           191 Peachtree Street
           Atlanta, Georgia 30303-1763
           Telecopier:  (404) 572-5149

     14.5 EXISTENCE OF THE COMMITTEE. The Committee shall continue to exist until Substantial Consummation of the Plan shall have occurred.

     14.6 NOTICE AND HEARING. Whenever notice and hearing is required after the Confirmation Date and provisions with regard thereto are not otherwise specified in this Plan, Designated Notice providing for Timely Objection shall be sufficient. Whenever notice and hearing or Designated Notice is required, notice may be given by the Debtor or by Professional Persons employed by the Debtor or the Committee.

           This 24th day of February, 1997.



                              THE KRYSTAL COMPANY


                              By: /s/ R. B. DAVENPORT, IV
                                 ------------------------------------
                                 R. B. Davenport, IV, President

David G. Epstein
Sarah Robinson Borders
KING & SPALDING
191 Peachtree Street
Atlanta, Georgia 30303-1763
(404) 572-4600
ATTORNEYS FOR THE
KRYSTAL COMPANY


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